Exhibit 4.1
[FORM OF NOTE]
WESTERN ALLIANCE BANK
5.25% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE JUNE 1, 2030
CUSIP No.     95763P EF4
ISIN No.    US95763PEF45
THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO WESTERN ALLIANCE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES.
THIS SECURITY IS SUBORDINATED ON LIQUIDATION, AS TO PRINCIPAL, INTEREST AND PREMIUM, TO ALL CLAIMS AGAINST WESTERN ALLIANCE BANK THAT HAVE THE SAME PRIORITY AS SAVINGS ACCOUNTS, DEPOSIT OR A HIGHER PRIORITY, IS NOT SECURED BY THE ASSETS OF WESTERN ALLIANCE BANK OR BY THE ASSETS OF ANY OF ITS AFFILIATES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY WESTERN ALLIANCE BANK.
THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $100,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS OF $100,000 AND MAY NOT BE EXCHANGED FOR SECURITIES OF WESTERN ALLIANCE BANK WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $100,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
THIS SECURITY HAS NOT BEEN, AND IS NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY
SECTION 3(a)(2) OF THE SECURITIES ACT OF 1933. THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.

WESTERN ALLIANCE BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO WESTERN ALLIANCE BANK AND THE INITIAL PURCHASERS THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933 (AN “INSTITUTIONAL ACCREDITED INVESTOR”) THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $100,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
No. A-1

INITIAL PRINCIPAL AMOUNT:	$225,000,000

ISSUE DATE:	May 22, 2020

MATURITY DATE:	June 1, 2030

INTEREST PAYMENT DATE(S):	June 1 and December 1, of each year, beginning on December 1, 2020 and ending on June 1, 2025; March 1, June 1, September 1 and December 1, of each year, beginning on June 1, 2025

Western Alliance Bank, a state charted bank organized under the laws of Arizona (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & CO., or registered assigns, the principal sum of Two Hundred Twenty-Five Million ($225,000,000) United States dollars on the maturity date shown above (the “maturity date”) unless redeemed prior to such date.
From and including the date of original issuance to, but excluding June 1, 2025, or the date of earlier redemption (the “fixed rate period”), this Security will bear interest at a fixed rate per annum of 5.25%, payable semi-annually in arrears on June 1 and December 1 of each year (each, a “fixed rate interest payment date”), commencing on December 1, 2020. The last fixed rate interest payment date for the fixed rate period will be June 1, 2025.
From and including June 1, 2025, to but excluding the maturity date or the date of earlier redemption (the “floating rate period”) this Security will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 512 basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each, a “floating rate interest payment date,” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on June 1, 2025. Notwithstanding the foregoing, in the event that the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
For the purpose of calculating the interest on this Security for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions.

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the “benchmark transition provisions” (as defined below) will thereafter apply to all determinations of the interest rate on this Security for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on this Security for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined below) plus 512 basis points.
Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for this Security will be binding and conclusive. The calculation agent will promptly provide its determination of any interest rate during the floating rate period to the paying agent and the Bank.
Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and, during the floating rate period, on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
Interest on this Security, subject to certain exceptions, will accrue during the applicable interest period. The term “interest period” means the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of this Security to, but excluding, the applicable interest payment date or the maturity date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the maturity date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be postponed to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments in respect thereof. However, if a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.
Interest on this Security will be payable to the person in whose name this Security is registered on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been such holder, and such defaulted interest may be paid by us to the person in whose name this Security is registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal is payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars to DTC or its nominee.
If any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when this Security is outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

The following definitions apply to the foregoing definition of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation, or executive order to close.
“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this Security or incorporated by reference herein.
“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.
“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s website.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).
“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Security during such interest period and all subsequent interest periods. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

1)	Compounded SOFR;

2)
the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

4)
the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

In the event that a Benchmark Replacement is unable to be determined by us or the calculation agent under the foregoing enumerated provisions, or otherwise, the Benchmark Replacement in effect for the applicable period will be the same as the Benchmark in effect for the immediately preceding interest period.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

1)
the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

2)
in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

1)
if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking term rate for a tenor of three months based on SOFR is not administratively feasible;

2)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

2)
if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified above.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Payment of interest on this Security may be subject to prior approval by the Board of Governors of the Federal Reserve System (the “FRB”) or other applicable regulator of the Bank if the Bank is undercapitalized or has been so required by the FRB or other applicable regulatory authority.
THE SECURITY MAY NOT BE REPAID PRIOR TO MATURITY, EITHER PURSUANT TO ACCELERATION IN AN EVENT OF DEFAULT, REPURCHASE BY THE BANK OR OTHERWISE, WITHOUT PRIOR APPROVAL OF THE FRB AND THE ARIZONA DEPARTMENT OF FINANCIAL INSTITUTIONS (THE “ADFI”).
Payment of principal of and premium, if any, and interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Security on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America

(the “Place of Payment”), where this Security may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Security may be served. The Bank has initially appointed U.S. Bank National Association as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement dated as of May 22, 2020 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 101 N. First Avenue, Suite 1600, Phoenix, Arizona 85003, Attention: Global Corporate Trust.
The Bank will appoint a calculation agent for this Security prior to the commencement of the floating rate period. The Bank will act as the initial calculation agent. If the Bank is not the calculation agent, the Bank shall notify the Issuing and Paying Agent of the party that has been appointed as calculation agent.
Payment of the principal of, and premium, if any, and interest on, this Security due at maturity will be made in immediately available funds upon presentation and surrender of this Security to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Security is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Security (other than at maturity) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.
The Bank may, without the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise same in all respects (except for the issue date, issue price and first Interest Payment Date), provided that any such additional notes are fungible with the Securities for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series with this Security.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
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Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Security shall not be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.
WESTERN ALLIANCE BANK
By:________________________
Name: Dale M. Gibbons
Title:    Vice Chairman and
Chief Financial Officer

Dated: May 22, 2020
ISSUING AND PAYING A CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.
U.S. BANK NATIONAL ASSOCIATION, as Issuing and Paying Agent
By:    ____________________________
Authorized Signatory

REVERSE OF SECURITY
This Security is one of a duly authorized issue of 5.25% Fixed-to-Floating Rate Subordinated Notes due June 1, 2030 of the Bank (the “Securities”) issued under the Issuing and Paying Agency Agreement.
Subordination
The Bank’s indebtedness evidenced by this Security, including its obligations to pay principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s Senior Indebtedness (as defined below). In the event of any insolvency, receivership, conservatorship, reorganization, liquidation or similar proceedings of the Bank, all such senior obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on, this Security. In the event of any such proceeding, after payment in full of all sums owing with respect to such senior obligations, the Holder of this Security, together with holders of any obligations of the Bank ranking on a parity with this Security, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, premium, if any, and interest on, this Security or such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security.
“Senior Indebtedness” includes all deposits, borrowed money (secured and unsecured), obligations of the Bank arising from off-balance sheet guarantees and direct-credit substitutes, and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements and obligations to the Bank’s general creditors (other than in respect of trade receivables).
Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security in accordance with its terms.
Notwithstanding any other provisions contained in this Security, the FRB or any receiver or conservator of the Bank appointed by the FRB, as part of any transaction or plan of reorganization or liquidation may transfer or direct the transfer of the obligations represented by this Security to any bank selected by such entity that expressly assumes the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Security and the due and punctual performance of all covenants and conditions contained in this Security.
Any depository institution, as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Bank.
Event of Default; Waiver
An “Event of Default” with respect to this Security shall occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, upon the occurrence of any Event of Default. The Issuing and Paying Agent will promptly send copies of such notice to the Holders of the Securities through the Depository Trust Company, as depositary (the “Depositary”).
If an Event of Default shall occur and be continuing, the Holder of this Security may declare the principal of this Security, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital or other regulations (as described on the face of this Security), this Security may not be repaid prior to maturity without the prior approval of the FRB and the ADFI. The Bank will apply to the FRB and the ADFI for prior approval of repayment promptly after receiving notice of acceleration.
Any Event of Default with respect to this Security may be waived by the Holder hereof.
The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may awfully do so.
Neither the failure to pay principal or interest on the Security nor a failure to perform any other obligation of the Bank under the Issuing and Paying Agency Agreement or the Security constitutes an “Event of Default” with respect to the Security, and no right of acceleration exists in any such case.
Optional Repayment and Redemption
The Securities shall not be subject to repayment at the option of the Holders, in whole or in part, prior to maturity. The Securities shall not be subject to any sinking fund.
The Securities are redeemable by the Bank, in whole or in part, at any time on or after June 1, 2025, and on every Interest Payment Date thereafter (or at any time on or after the 30th day prior to the Maturity Date).
The Securities are also redeemable by the Bank, in whole but not in part, upon the occurrence of the following:

(i)
a “tax event,” which means the receipt by the Bank of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Bank’s federal income tax returns or positions or a similar audit of any of the Bank’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, in each case, occurring or becoming publicly known on or after the date of the issuance of the Securities, resulting in more than an insubstantial risk that the interest payable on the Securities is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Bank, in whole or in part, for U.S. federal income tax purposes;

(ii)
a “capital event,” which means the receipt by the Bank of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for Western Alliance Bancorporation or the Bank or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Securities, the Securities do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Bank is subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Bank; or

(iii)	an “investment company event,” which means the Bank becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
Any redemption of the Securities will be at a redemption price equal to the principal amount of the Securities redeemed, plus accrued and unpaid interest on such Securities to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Securities. Any redemption of the Securities would require prior approval of the FRB and the ADFI.
The Bank will give irrevocable notice of its intention to redeem the Securities not more than 60 nor less than 10 days prior to the date fixed for redemption, provided that the notice of redemption will be given no earlier than 90 days prior to the effective date of a tax event, capital event or investment company event.
From and after any redemption date, if monies for the redemption of Securities will have been made available for redemption on the redemption date, the Securities will cease to bear interest, if applicable, and the only right of the holders of the Securities shall be to receive payment of the principal amount and, if appropriate, all unpaid interest accrued to the redemption date.
Consolidation, Merger and Sale of Assets
The Bank shall not consolidate with or merge into any other entity or convey, transfer or lease its assets substantially as an entirety to any entity, unless the successor expressly assumes the Bank’s obligations on the Securities.
Miscellaneous
Beneficial interests represented by this Security are exchangeable for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Securities in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the Securities. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Securities, Securities in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Securities. Any Security representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Such definitive Securities shall be registered in the name or names of such per on or persons as the Depositary shall instruct the Security Registrar (as defined below).
In case any Security shall at any time become mutilated, destroyed, lost or stolen and such Security or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Security of like tenor will be issued by the Bank in exchange for the Security so mutilated, or in lieu of the Security so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Security shall be borne by the Holder of the Security so mutilated, destroyed, lost or stolen. If any Security which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Security, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Security) upon compliance by the Holder thereof with the provisions of this paragraph.

The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of the Securities and of transfers of the Securities. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering the Securities and transfers of the Securities as herein provided.
The transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Issuing and Paying Agent shall record any transfer of this Security that the Bank has approved, it being understood that such approval shall be based solely on matters relating to compliance with federal and state securities laws. Prior to due presentment of this Security for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name his Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.
No recourse shall be had for the payment of principal or interest on this Security, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation.
No provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Security and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time, the Holder can only look to the Bank for payment on this Security.
All notices under this Security shall be in writing and in the case of the Bank, addressed to the Bank at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Dale Gibbons, or, in the case of the Issuing and Paying Agent at 101 N. First Avenue, Suite 1600, Phoenix, Arizona 85003, Attention: Global Corporate Trust, or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of the Securities. All notices to the Holder of this Security will be given to the address of the Holder as it appears in the Security Register.
This Security shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the federal laws of the United States of America.